As filed with the U.S. Securities and Exchange Commission on September 11, 2023.

Registration No. 333-263755

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 13

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

J-Star Holding Co., Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	3949	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7/F-1, No. 633, Sec. 2, Taiwan Blvd.,

Xitun District, Taichung City 407,

Taiwan (R.O.C.)
Tel: + 886-423229900
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE19711

Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 10100 Santa Monica Boulevard Suite 2200 Los Angeles, CA 90067 Telephone: (310) 282-2000 Facsimile: (310) 282-2200	Barry I. Grossman, Esq. Matthew Bernstein, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300 Facsimile: (212) 370-7889

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 13 is being filed solely for the purpose of filing exhibit 23.1 to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 13 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 12 to the Registration Statement filed on July 7, 2023, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are a Cayman Islands company. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful negligence or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities and no underwriting commissions were paid in connection therewith.

Purchaser	Date of Issuance	Number of Securities	Consideration	Underwriting Discount and Commission
NEW MOON CORPORATION	September 30, 2019	10,251,947	Nil	-
NEW MOON CORPORATION	January 10, 2020	5,252,500	Nil	-
NEW MOON CORPORATION	August 12, 2020	2,863,840	Nil	-
NEW MOON CORPORATION	August 20, 2020	1,856,598	Nil	-
NEW MOON CORPORATION	September 30, 2020	856,598	Nil	-
NEW MOON CORPORATION	December 30, 2020	377,124	USD585,000.00 from total paid-in capital of USD1,300,000.00 in Bohong Technology	-
CHIANG Jing-Bin	November 6, 2020	1,054,293	NTD51,133,251	-
CHIANG Jing-Bin	December 18, 2020	375,000	Nil	-
STAR CENTURION LIMITED	August 15, 2020	2,388,660	Nil	-
RADIANT FAITH LIMITED	August 20, 2020	2,500,000	Nil	-
GLITTER GROUP CO., LTD	August 12, 2020	2,388,660	Nil	-
ABICO ASIA Capital Corporation	December 18, 2020	975,000	Nil	-
Sendai Investments Company Inc.	December 30, 2020	251,416	USD390,000.00 from total paid-in capital of USD1,300,000.00 in Bohong Technology	-
Barium Glory Financial Ltd.	December 30, 2020	209,513	USD325,000 from total paid-in capital of USD1,300,000.00 in Bohong Technology	-
J-Star Holding Co., Ltd.	January 10, 2020	4,999,447	Nil	-
J-Star Holding Co., Ltd.	November 6, 2020	3,945,154	Nil	-
J-Star Holding Co., Ltd.	December 30, 2020	3,107,101	Nil	-
HSU Chung-Haw	August 20, 2020	100,000	Nil	-
CHEN Shu-Jhen	August 20, 2020	1,000,000	Nil	-
CHAN CHIH LIMITED	September 30, 2020	1,000,000	Nil	-
NEW MOON CORPORATION	March 4, 2022	4,888,092	Nil	-
STAR CENTURION LIMITED	March 4, 2022	1,719,835	Nil	-
RADIANT FAITH LIMITED	March 4, 2022	2,700,000	Nil	-
ABICO ASIA Capital Corporation	March 4, 2022	702,000	Nil	-
Barium Glory Financial Ltd.	March 4, 2022	1,500,849	Nil	-
Sendai Investments Company Inc.	March 4, 2022	631,020	Nil	-
CHAN CHIH LIMITED	March 4, 2022	720,000	Nil	-
CHIANG Jing-Bin	March 4, 2022	1,209,091	Nil	-
LEE Bo-Wei	March 4, 2022	900,000	Nil	-
HSU Chung-Haw	March 4, 2022	72,000	Nil	-
CHEN Shu-Jhen	March 4, 2022	720,000	Nil	-

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

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ITEM 9. UNDERTAKINGS.

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for the purpose of determining liability under the Securities Act to any purchaser:

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Each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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EXHIBIT INDEX

Exhibit No.	Description of document
1.1**	Form of Underwriting Agreement
3.1**	Second Amended and Restated Memorandum and Articles of Association
3.2**	Third Amended and Restated Memorandum and Articles of Association, as currently in effect
3.3**	Fourth Amended and Restated Memorandum and Articles of Association (effective upon closing of the offering)
4.1**	Registrant’s Specimen Certificate for Ordinary Shares
4.2**	Form of Underwriters’ Warrants
5.1**	Opinion of Ogier as to the legality of the shares
5.2**	Opinion of Loeb & Loeb LLP as to the legality of the underwriters’ warrants
5.3**	Opinion of L&L-Leaven, Attorneys-at-Law, as to certain PRC Legal Matters
5.4**	Opinion of Lee and Li, Attorneys-at-Law, as to certain Taiwan Legal Matters
10.1**	Unofficial English Translation of Leasing Agreement, dated August 7, 2022, by and among Farglory Life Insurance Inc. and TW YMA.
10.2**	Unofficial English Translation of State-owned Land Use Assignment Contract, dated February 28, 2019, by and among Bohong Technology and Yangzhou Bureau of Land and Resources.
10.3**	Unofficial English Translation of Comprehensive Credit Loan Agreement, dated April 11, 2022, by and among Mega International Commercial Bank Co., Ltd. and TW YMA, in respect of a loan in the amount of NTD10 million and NTD15 million.
10.4**	Unofficial English Translation of Credit Agreement, dated June 21, 2022, by and among Taishin International Bank and TW YMA, in respect of a loan in the amount of NTD30 million.
10.5**	Unofficial English Translation of Letter of Guarantee, dated June 21, 2022, by and among Taishin International Bank and Mr. Jing-Bin Chiang, in respect of a loan in the amount of NTD120 million granted to TW YMA.
10.6**	Unofficial English Translation of Collateral Provision Agreement, dated June 21, 2022, by and among Taishin International Bank, Mr. Jing-Bin Chiang and TW YMA.
10.7**	Unofficial English Translation of Deed of Guarantee, dated March 2, 2022, by and among King’s Town Bank Co., Ltd. and Mr. Jing-Bin Chiang, in respect of a loan in the amount of NTD6.5 million granted to TW YMA.
10.8**	Unofficial English Translation of Letter of Approval of Credit, dated August 12, 2022, by and among Fubon Commercial Bank of Taipei Co., Ltd. and Mr. Jing-Bin Chiang, in respect of a loan in the amount of NTD30 million granted to TW YMA.
10.9**	Unofficial English Translation of Letter of Approval of Credit, dated August 12, 2022, by and among Fubon Commercial Bank of Taipei Co., Ltd. and Mr. Jing-Bin Chiang, in respect of a loan in the amount of $2 million granted to Star Leader
10.10**	Unofficial English Translation of Credit Limited Notice, dated May 22, 2023, by CTBC Bank Corporation Ltd and Mr. Jing-Bin Chiang, in respect of a loan in the amount of $1 million granted to Star Leader.
10.11**	Executive Officer Employment Agreement, by and between Jing-Bin Chiang and the registrant, dated as of February 1, 2022
10.12**	Executive Director Employment Agreement, by and between Jing-Bin Chiang and the registrant, dated as of February 1, 2022
10.13**	Employment Agreement, by and between Abraham Pullolickel Ittycheriah and the registrant, dated as of February 1, 2022
10.14**	Employment Agreement, by and between Ting-Pang Sung and the registrant, dated as of February 1, 2022
10.15**	Independent Director Agreement by and between Ching-Chou Huang and the registrant, dated as of July 9, 2022
10.16**	Independent Director Agreement by and between Shen-Huei Wang and the registrant, dated as of July 9, 2022
10.17**	Independent Director Agreement by and between Ping-Hong Lin and the registrant, dated as of July 9, 2022
10.18**	Unofficial English Translation of Form of Equity Transfer Agreement of Forwell Sports Equipment Co., Ltd by and Goal Beyond Limited and Transferee, dated April 1, 2023
10.19**	Unofficial English Translation of Form of Equity Transfer Agreement of YMA Composite Materials (DG) Co. Ltd by and Goal Beyond Limited and Transferee, dated April 1, 2023
10.20**	Unofficial English Translation of Supplemental Agreement to the Equity Transfer Agreement of Forwell Sports Equipment Co., Ltd by and Goal Beyond Limited and Transferee, dated April 27, 2023
10.21**	Unofficial English Translation of Supplemental Agreement to the Equity Transfer Agreement of YMA Composite Materials (DG) Co. Ltd by and Goal Beyond Limited and Transferee, dated April 27, 2023
10.22**	Unofficial English Translation of Form of OEM/ODM Agreement by and between YMA Corporation and Forwell Sports Equipment Co., Ltd.
10.23**	Unofficial English Translation of Form of OEM/ODM Agreement by and between YMA Corporation and YMA Composite Materials (DG) Co. Ltd.
10.24**	Unofficial English Translation of Supplemental Agreement to the OEM/ODM Agreement by and between YMA Corporation and Forwell Sports Equipment Co., Ltd., dated April 27, 2023
10.25**	Unofficial English Translation of Supplemental Agreement to the OEM/ODM Agreement by and between YMA Corporation and YMA Composite Materials (DG) Co. Ltd., dated April 27, 2023
16.1**	Letter from Deloitte & Touche regarding the change in Registrant’s Certifying Account
21.1**	List of Subsidiaries of the Registrant
23.1*	Consent of PricewaterhouseCoopers, Taiwan.
23.2**	Consent of Ogier (included in Exhibits 5.1).
23.3**	Consent of Loeb & Loeb LLP (included in Exhibit 5.2).
23.4**	Consent of L&L-Leaven, Attorneys-at-Law (included in Exhibit 5.3).
23.5**	Consent of Lee and Li, Attorneys-at-Law (included in Exhibit 5.4).
23.6**	Consent of Frost & Sullivan
24.1**	Power of Attorney (included in signature page to the initial filing of this registration statement)
99.1**	Code of Business Conduct and Ethics
107**	Filing Fee Table

*	Filed herein.
**	Filed previously.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taichung City, Taiwan, on September 11, 2023.

J-Star Holding Co., Ltd.

By:	/s/ Jing-Bin Chiang
Name:	Jing-Bin Chiang
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jing-Bin Chiang	Chairman, Chief Executive Officer	September 11, 2023
Jing-Bin Chiang	(Principal Executive Officer) and Director

/s/ Abraham Pullolickel Ittycheriah	Chief Financial Officer	September 11, 2023
Abraham Pullolickel Ittycheriah	(Principal Financial and Accounting Officer)

/s/ Ting-Pang Sung	Director	September 11, 2023
Ting-Pang Sung

/s/ Ching-Chou Huang	Independent Director	September 11, 2023
Ching-Chou Huang

/s/ Shen-Huei Wang	Independent Director	September 11, 2023
Shen-Huei Wang

/s/ Ping-Hong Lin	Independent Director	September 11, 2023
Ping-Hong Lin

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of J-Star Holding Co., Ltd. has signed this registration statement or amendment thereto in City of Newark, State of Delaware on September 11, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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